Exhibit 10.8

FIRST AMENDMENT TO AMENDED AND RESTATED
OFFICE LEASE AND SETTLEMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE AND SETTLEMENT AGREEMENT (“First Amendment”) is made and entered into as of the         day of December 2003, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and PEREGRINE SYSTEMS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.            Landlord and Tenant entered into that certain Amended and Restated Office Lease and Settlement Agreement dated for reference purposes as of April 1, 2003 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord a total of 78,037 rentable (73,242 usable) square feet of space consisting of approximately 27,689 rentable (24,338 usable) square feet of space located on the first (1st) floor, approximately 24,375 rentable (23,653 usable) square feet of space located on the second (2nd) floor, and approximately 25,973 rentable (25,251 usable) square feet of space located on the third (3rd) floor (collectively, the “Existing Premises”) of that certain office building located at 3611 Valley Centre Drive. San Diego, California 92130 (the “Building”).

B.            Tenant desires to expand the Existing Premises to include* that certain space consisting of approximately 26,413 rentable (25,655 usable) square feet of space comprising the entire fourth (4th) floor of the Building (the “Expansion Premises”), an delineated on Exhibit A attached hereto and made & part hereof, and to make other modifications to the Lease^ and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.             Modification of Premises.  Effective as of January 1, 2004 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 104,450 rentable (98,897 usable) square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3.             Lease Term.

3.1.          Expansion Term.  The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall expire contentiously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.

3.2.          Right of First Refusal.  Subject to the terms and conditions of Section 3.2.3, below, Landlord hereby grants to the Tenant originally named in the Lease (the “Original Tenant”), and any Permitted Affiliate (but only to the extent such Permitted Affiliate has, in Landlord’s reasonable determination, financial strength equal to or greater than Original Tenant), an ongoing right of first refusal with respect to the approximately 13,498 rentable square feet of space located on the fifth (5th) floor of the Building commonly known as Suite 550

(the “First Refusal Space”), which First Refusal Space is delineated on Exhibit B attached hereto, and which First Refusal Space is currently occupied in its entirety by Clifford Chance Limited Partnership (the (the “Superior Right Holder”). The right of first refusal set forth in this Section 3.2 shall be subordinate to all rights of the Superior Right Holder.

3.2.1        Procedure far Lease.

3.2.1.1     Procedure for Offer.  Landlord shall notify Tenant (the “First Refusal Notice”) from time-to-time when and if Landlord receives a “bona-fide third-party offer” for all of the First Refusal Space.  Pursuant to each First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space, The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions, Including the method of measurement of rentable and usable square feet, upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer.   For purposes of this Section 3.2.1.1, a “bona-fide third-party offer” shall mean a counter-offer received by Landlord to lease First Refusal Space from a qualified third party which Landlord would otherwise be willing to accept.   For purposes of example only, the following would each constitute a bona-fide third-party offer:

(i)            Landlord receives a request for proposal from a qualified third party.  Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the qualified third party.

(ii)           Landlord receives a written offer to lease from a qualified third patty.  Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord’s counter offer from the qualified third party.

3.2.1.2     Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within five (5) business days of delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice.  If Tenant does not so notify Landlord within such five (5) day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on the net-effective economic terms and the fundamental non-economic terms which are no more than five percent (5.0%) more beneficial to such party than those set forth in the First Refusal Notice.  If Landlord does not execute a lease with a third party for all or any portion of the First Refusal Space within one hundred eighty-five (185) days following the delivery to Tenant of the First Offer Notice, then Tenant shall again have a right of first refusal for the such First Refusal Space pursuant to the provisions of this Section 3.2, which provisions shall again become applicable in their entirety. To the extent Landlord enters into any lease of First Refusal Space with any such third party in accordance with the foregoing (“Third Party Lease”), Tenant’s rights under this Section 3.2 shall be subordinate to the rights of the tenant under the Third Party Lease with respect to the space leased and encumbered pursuant to the provisions of the Third Party Lease, all extensions and renewals thereof, all pure expansion options contained therein which are stated as Landlord delivery obligations within a certain time frame for a Certain amount of space, and all right of first offer expansions contained therein.

3.2.2        Amendment to Lease.  If Tenant timely exercises Tenant’s right of first refusal to tease First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space pursuant to this Section 3.2.2.  Tenant’s lease of such First Refusal Space shall be upon the express terms set forth in the First Refusal Notice, but otherwise upon the Terms and conditions set forth in this Lease and this Section 3.2; provided, however, Landlord shall make a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations incurred in connection with Tenant’s lease of such First Refusal Space.  Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant’s lease of the First Refusal Space, in which event such lease (the “First Refusal Space Lease”) shall be on the same Terms and conditions as the initial Premises, except as provided in this Section 3.2 and in this Lease, including, but not limited to, Landlord’s right to make a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations incurred in connection with Tenant(1) s lease of such First Refusal Space.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in comparable leases in the Comparable Buildings upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The First Refusal Space Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant’s exercise of its right to lease the First Refusal Space.

3.2.3        Termination of First Refusal Right.  The rights contained in this Section 3.2.3 shall be personal to the Original Tenant and its Permitted Affiliates (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or its Permitted Affiliate occupies at least sixty percent (60%) of the then existing Premises.  The right to lease First Refusal Space as provided in this Section 3.2 may not be exercised if, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease (beyond any applicable notice and cure periods) or Tenant has previously been in economic default under this Lease (beyond any applicable notice and cure periods) more than once during the previous twelve (12) month period.

4.             Base Rent

4.1.          Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.

4.2.          Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent		Monthly Installment of Base Rent		Approximate Monthly Rental Rate per Rentable Square Foot

Expansion Commencement Date through April 30, 2004*	$499,205.76	*	$41,600.48	*	$3.1500

May 1, 2004 through June 3 0, 2004*	$531,654.12	*	$44,304.51	*	$3.3547

July 1, 2004 through April 30, 2006	$1,063,308.12		$88,609.01		$3.3547

May 1, 2006 through April 30, 2008	$1,132,423.20		$94,368.60		$3,5728

May 1, 2008 through April 30, 2010	$1,206,030.72		$100,502.56		$3.8050

May 1, 2010 through April 30, 2012	$1,284,422.64		$107,035.22		$4.0524

*              This schedule of Base Rent takes into account the “Rent Credit” to which Tenant is entitled with respect to the Expansion Premises pursuant to the express terms and conditions of Section 4.3, below.

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

4.3.          Abated Base Bent for the Expansion Promises.  Provided that the Original Tenant is not then in default of the Lease (as hereby amended), and is in occupancy of the entire Premises (as hereby expanded), then for the period beginning on the Expansion Commencement Date and ending on June 30, 2004 (the “Rent Abatement Period”), Tenant shall only be obligated to pay fifty percent (50%) of Base Rent otherwise attributable to the Expansion Premises during such Rent Abatement Period (the “Rent Credit”).  Tenant acknowledges and agrees that the foregoing Rent Credit has been granted to Tenant as additional consideration for entering into this First Amendment and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within any applicable notice and cure periods provided under the Lease (as hereby amended), then Landlord may at its option elect by notice to Tenant, and in addition to any other remedies Landlord may have under the Lease (as hereby amended), one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder attributable to the Rent Abatement Period, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein, and/or (ii) that the unapplied portion of the Rent Credit as of such default shall be converted to a credit to be applicable to the end of the Expansion Term, and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Premises in full.

5.             Tenant’s Share of Building Direct Expenses.

5.1.          Existing Premises.  Notwithstanding anything in the Lease, as hereby amended, to the contrary, Tenant shall continue to pay Tenant’s Share of Direct Expenses in Connection with the Existing Premises in accordance with the terms of the Lease.

5.2.          Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, tenant shall pay Tenant’s Share of Building Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Building Direct Expenses in connection with the Expansion Premises, Tenant’s Share shall equal 20.37%.

6.             Expansion Improvements.  Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the terms of the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

7.             Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgment’s and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 7 shall survive the expiration or earlier termination of this First Amendment.

8.             Parking.  Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to use up to one hundred fifteen (115) unreserved parking passes in connection with Tenant’s lease of the Expansion Premises (the “Expansion Parking Passes”).   Tenant’s use of such Expansion Parking Passes shall be in accordance with the provisions of Article 28 of the Lease.

9.             Letter of Credit.  Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered an L-C in the amount of Two Million Three Hundred and No/100 Dollars ($2,300,000,00) (the “Existing L-C”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Concurrently with Tenant’s execution of this First Amendment, Tenant shall replace the Existing L-C by delivering to Landlord an unconditional, clean, irrevocable L-C in an amount equal to Three Million Two Hundred Ninety-Eight Thousand Four Hundred Twelve and No/100

10.           No Further Modifications.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHERROF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

KILROY REALTY, L.P.,		PEREGRINE SYSTEMS, INC.,
a Delaware limited partnership		a Delaware corporation

By:	Kilroy Realty Corporation,
	a Maryland corporation	By:	/s/ Mary Lou O'Keefe
	General Partner	Its:	SVP Human Resources
		Date:	12-9-03

By:
	Its:	By:	/s/ Ken Sexton
	Date:	Its:	CFO
		Date:	12-9-03
By:
Its:
Date: